Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We have issued our reports, dated February 25, 2011 (except for Note G, Paragraph 4, as to which the date is May 2, 2011), with respect to the consolidated financial statements and management’s assessment of internal control over financial reporting included in the Annual Report on Form 10-K for the year ended December 31, 2010 of Rent-A-Center, Inc. and Subsidiaries, which are included in this Registration Statement on Amendment No. 2 to Form S-4. We have issued our reports, dated May 2, 2011, with respect to the financial statements for the year ended December 31, 2009 of The Rental Store, Inc., which are included in this Registration Statement on Amendment No. 2 to Form S-4. We consent to the inclusion in the Registration Statement of the aforementioned reports, and to the use of our name as it appears under the caption “Experts.”
Dallas, Texas
May 2, 2011